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Insignia Solutions plc
Kingsmead Business Park
London Road
High Wycombe
Buckinghamshire
HP11 1JU                                              Our Ref:    KDT/WD/513239

12 April 2000


Dear Sirs

INSIGNIA SOLUTIONS PLC, FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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1                 This Opinion is given in connection with the registration
                  under the Securities Act of 1933, as amended (the "Securities Act"), of

1.1 an additional 750,000 Ordinary Shares of 20p nominal value each (each a "SHARE") in Insignia Solutions plc ("the Company"), which may be issued pursuant to the Company's U.K. Employee Share Option Scheme 1996, as amended ("the 1996 Scheme") and the 1995 Incentive Stock Option Plan for U.S. Employees ("the 1995 Plan"); and

1.2 an additional 375,000 Shares which may be issued pursuant to the Company's 1995 Employee Share Purchase Plan, as amended, ("the Purchase Plan")

                  under the terms of a form S8 Registration Statement a copy of which has been provided to us ("the Registration Statement").

2 We have acted as English legal advisers to the Company in connection with the foregoing. In so acting, we have examined such certificates of the Company and directors and/or officers thereof and originals or copies of all such corporate documents and records of the Company and all such other documents as we have deemed relevant and necessary as a basis for our Opinion hereinafter set forth. We have relied upon such certificates of directors and/or officers of the Company and upon statements and information furnished by directors and/or officers of the Company with respect to the accuracy of material factual matters contained therein. We have also assumed the genuineness of all signatures thereon or on the originals of documents referred to therein.


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3                 This Opinion is limited to English law as currently applied by the English Courts and is given on the basis that it will be governed by and be construed in accordance with current
                  English law.

4 It is our opinion that the additional 1,125,000 Shares that may be issued upon the exercise of:-

4.1               options granted or to be granted under the 1996 Scheme;

4.2               options granted or to be granted under the 1995 Plan; and

4.3               purchase rights granted or to be granted under the Purchase
                  Plan

                  when issued in accordance with the applicable scheme or plan and/or options or purchase rights duly granted thereunder and the Company's Memorandum and Articles of Association, will be legally issued, fully paid and non-assessable.

5 For the purpose of this Opinion we have assumed that the term "non-assessable" in relation to the Shares means under English law that holders of such Shares having fully paid up all amounts due on such Shares as to the nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.
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This Opinion is given to you solely for your benefit and for the purpose of the Registration Statement. It is not to be transmitted to any other person nor is to be relied upon by any other person or for any purpose or quoted or referred to in any public document without our prior written consent except that we consent to the use of this Opinion as an exhibit to the Registration Statement and further consent to the references to us in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations thereunder.

Yours faithfully

/s/ Macfarlanes